Exhibit 4.6

- CONVENIENCE TRANSLATION FORM HEBREW -

Amendment No.2 to Rental Agreement dated January 5, 1999

Made and Entered into at Kibbutz Shamir on the 21st day of December, 2009

BY AND BETWEEN

KIBBUTZ SHAMIR
Cooperative Society No.57-000272-5
D.N. Upper Galilee
12135
(hereinafter: the KIBBUTZ)

AND

SHAMIR OPTICAL INDUSTRY LTD.
PubCo. No. 51-365956-5
(formerly Shamir Development and Optical Industry Agricultural Cooperative Society Ltd.)
of Kibbutz Shamir
D.N. Upper Galilee
12135
(hereinafter: the COMPANY)

WHEREAS	On January 5, 1999 (05.01.1999) the parties entered a certain rental agreement attached hereto as Annex A (hereinafter: the Original Rental Agreement);

WHEREAS	On February 9, 2005 (09.02.2005) an amendment to the Original Rental Agreement, attached hereto as Annex B, was entered into between the parties (hereinafter: the First Amendment);

WHEREAS	The COMPANY has notified the KIBBUTZ that commencing in 2010, it intends to vacate the office floors in the rented premises as specified in Annex C;

WHEREAS
The COMPANY has requested that the KIBBUTZ, notwithstanding the COMPANY’s obligations under the Original Rental Agreement, agree to afford the COMPANY a discount on the rental fees as specified in this agreement, as long as it has not subleted the offices that it plans to vacate, as aforesaid;

WHEREAS	The KIBBUTZ is willing to accept the COMPANY’s request; and

WHEREAS
The parties desire to further amend the rental agreement according to the particulars in this agreement, subject to obtaining the approvals required of the COMPANY according to the Companies Law, 5759-1999, in general and according to the Company’s Regulations (Alleviation in Transactions with Interested Parties), 5760-2000 in particular.

Therefore, it has been declared, warranted and agreed between the parties as follows:

1.	Preamble

1.1	The preamble to this agreement and its annexes form an integral part hereof and are binding as its terms.

1.2
Captions to this agreement, including subheadings, are written for convenience purposes only and are not to be used for interpretation and/or understanding of this agreement and/or the intention of the parties thereto.

1.3	This agreement has been jointly drafted by the parties and shall not be interpreted against either of them due to the identity of the drafter.

1.4
In this agreement, language in the singular shall include the plural, language in a certain gender shall relate also to the other, and reference to a person, by inference, shall also refer to any corporation or other legal entity and vice versa.

1.5	Terms which are not defined specifically in this agreement shall have the meaning ascribed to them in the rental agreement.

1.6	All provisions of the rental agreement not specifically amended by this agreement shall continue to apply to the parties without change.

2.	Definitions

The terms hereinafter in this agreement shall have the meaning appearing opposite them, unless specifically stated otherwise:

2.1	The COMPANY – as defined above.

2.2	The KIBBUTZ – as defined above.

2.3	The Original Rental Agreement – as defined above.

2.4	The First Amendment – as defined above.

2.5	The Rental Agreement – the Original Rental Agreement, including the amendments made therein in the framework of the First Amendment.

3.	Amendment to the Agreement

Without derogating from the statements in the Rental Agreement concerning rental fees which the COMPANY is obliged to pay the KIBBUTZ according to the provisions of the Rental Agreement, the parties agree as follows:

3.1
It is specifically clarified that even after vacating the offices and the areas specified in Annex C, they shall remain in the framework of the Rental Agreement, with all the implications thereof.  Without derogating from the generality of the aforesaid, the parties agree that the COMPANY’s right to continue to use these areas according to the Original Rental Agreement shall not be prejudiced.

3.2
Notwithstanding the aforesaid in Clause 3.1, it is agreed that after the offices and yards specified in Annex C are vacated, and as long as the COMPANY has not found a subtenant for the offices (in whole or in part) vacated by it, the KIBBUTZ shall afford the COMPANY a discount on the rental fees (hereinafter: the Rental Fee Discount) as specified hereinafter:

3.2.1	In the years 2011-2014 the KIBBUTZ shall afford the COMPANY a Discount on Rental Fees in a total annual sum of US$18,500 (eighteen thousand five hundred U.S. Dollars).

3.2.2	From the year 2015 onwards the KIBBUTZ shall afford the COMPANY a Discount on Rental Fees in a total annual sum of US$28,000 (twenty-eight thousand U.S. Dollars).

3.3
Notwithstanding the provisions of Clause 9 of the Rental Agreement, it is agreed that the COMPANY may sublet any part of the premises after obtaining the KIBBUTZ’s consent to the identity of the subtenant.  The KIBBUTZ shall not refuse the identity of the subtenant other than for reasonable reasons.

3.4
It is agreed that the consideration for subletting to be received by the COMPANY from any subtenant/s (for rental of the areas vacated as aforesaid) shall be transferred in full by the COMPANY to the KIBBUTZ immediately upon receipt thereof up to the extent of the rental fees prior to the Rental Fee Discount, provided that the overall consideration transferred to the KIBBUTZ does not exceed the rental fees determined in the Rental Agreement.

3.5	Except for what is specifically stated in this agreement, the rest of the clauses in the Rental Agreement shall remain unchanged.

IN WITNESS WHEREOF the parties have set their hand:

KIBBUTZ SHAMIR	THE COMPANY